As filed with the Securities and Exchange Commission on November 9, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Turn Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	32-0456090
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

250 N. Westlake Blvd, STE 210

Westlake Village, CA 91362

(818) 564-4011

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Bradley Burnam

Chief Executive Officer

250 N. Westlake Blvd, STE 210

Westlake Village, CA 91362

Telephone: (818) 564-4011

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

W. David Mannheim

Nelson Mullins Riley & Scarborough LLP

301 Hillsborough Street, Suite 1400

Raleigh, NC 27603

Telephone: (919) 329-3800

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE AND STATEMENT PURSUANT TO RULE 429

Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus (the “Prospectus”) that is a part of this registration statement (the “S-3 Registration Statement”) is a combined prospectus that relates to: (i) the registration statement on Form S-1 (Registration No. 333-289972), which was originally filed by Turn Therapeutics Inc. (the “Company,” “we,” “us,” “our”) with the U.S. Securities and Exchange Commission (the “SEC”) on September 2, 2025 and declared effective on September 30, 2025 (“Registration Statement I”), and (ii) the registration statement on Form S-1 (Registration No. 333-290800), which was originally filed by the Company with the SEC on October 9, 2025 and became automatically effective by operation of Section 8(a) of the Securities Act on October 29, 2025 (“Registration Statement II” and, together with Registration Statement I, the “Prior Registration Statements”).

This S-3 Registration Statement registers the offer and resale from time to time by the selling stockholders named herein (the “Selling Stockholders”) of an aggregate of 25,362,950 shares of common stock of the Company, par value $0.0001 per share (the “common stock”), consisting of: (i) up to 17,868,760 shares of common stock by certain Selling Stockholders, all of which were originally registered on Registration Statement I; (ii) up to 6,621,190 shares of common stock by GEM Global Yield LLC SCS (“GEM Yield”) and GEM Yield Bahamas Limited (“GYBL” and, together with GEM Yield, “GEM”), each of which is a Selling Stockholder, all of which were originally registered on Registration Statement II; and (iii) up to 873,000 additional shares of common stock by certain Selling Stockholders, which are being registered hereby for the first time.

This S-3 Registration Statement is also being filed to convert the Prior Registration Statements into a registration statement on Form S-3. Pursuant to Rule 429 under the Securities Act, this S-3 Registration Statement also constitutes a post-effective amendment to each of the Prior Registration Statements, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this S-3 Registration Statement in accordance with Section 8(c) of the Securities Act.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 9, 2026

Turn Therapeutics Inc.

Up to 25,362,950 Shares of Common Stock

This prospectus relates to the offer and sale from time to time of up to an aggregate of 25,362,950 shares of our common stock, par value $0.0001 per share (the “common stock”), by the stockholders identified in this prospectus (the “Selling Stockholders”), including up to 6,621,190 shares of common stock by GEM Global Yield LLC SCS (“GEM Yield”) and GEM Yield Bahamas Limited (“GYBL” and, together with GEM Yield, “GEM”), each of which is a Selling Stockholder.

Upon the terms and subject to the conditions of an Amended and Restated Share Purchase Agreement, dated as of August 29, 2025, by and among the Company and GEM, which was further amended by a side letter dated as of September 24, 2025 (as amended, the “GEM Purchase Agreement”), the Company may issue and sell to GEM, and GEM has agreed to purchase from the Company, up to the number of shares of common stock having an aggregate purchase price of $85,000,000 (the “aggregate limit”), pursuant to draw down notices, which the Company may deliver to GEM in its sole discretion. On October 8, 2025 (the “Listing Date”), the date our common stock commenced trading on the Nasdaq Global Market (“Nasdaq”) by way of a direct listing (the “Direct Listing”), we also issued to GYBL a warrant (the “GEM Warrant”) to purchase 1,192,207 shares of common stock, representing 4% of our fully diluted outstanding shares as of such date, at an exercise price of $5.03 per share, subject to certain adjustments set forth in the GEM Purchase Agreement. On August 13, 2026, GEM exercised the GEM Warrant in full on a cashless basis pursuant to the terms of the GEM Warrant, and we issued 579,664 shares of common stock to GEM (the “GEM Warrant Shares”). In addition, we agreed to pay a commitment fee of 1% of the aggregate limit in cash or freely tradeable common stock (the “Commitment Fee”) as consideration for GEM’s irrevocable commitment to purchase shares of common stock at our election in our sole discretion, from time to time, upon the terms and subject to the satisfaction of the conditions set forth in the GEM Purchase Agreement. On October 29, 2025, the date the registration statement on Form S-1 registering the resale of such shares was declared effective, we issued GEM 161,905 shares of common stock, which is equal to the quotient of the Commitment Fee ($850,000) divided by $5.25, which was the lower of (A) the quotient of (i) our total equity value as set forth in the independent valuation report prepared by a third-party valuation agent and delivered to Nasdaq in connection with the Direct Listing (or, if such valuation report includes a range of our total equity value, the midpoint of such range), and (ii) the total number of shares of our outstanding common stock on a fully diluted basis outstanding as of the Listing Date without giving effect to the issuance of the GEM Warrant (such quotient, the “Reference Price”) and (B) the closing price of our common stock on Nasdaq on the business day immediately preceding such effective date (such shares, the “Commitment Fee Shares”). In connection with the GEM Purchase Agreement, we entered into an Amended and Restated Registration Rights Agreement, by and among the Company and GEM, dated as of August 29, 2025 (the “GEM Rights Agreement” and, together with the GEM Purchase Agreement, the “GEM Agreements”), pursuant to which we agreed to register the resale of all the shares that have been or may be issued to GEM, including the GEM Warrant Shares and the Commitment Fee Shares. See “Committed Equity Financing” for more information regarding the GEM Agreements.

The shares of common stock to be issued to GEM under the GEM Agreements will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). GEM may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of GEM. GEM is an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any broker-dealers or agents that participate in the distribution of the securities offered by GEM will also be underwriters within the meaning of Section 2(a)(11) of the Securities Act. There can be no assurances that GEM will sell any or all of the securities offered by it under this prospectus.

We are not selling any shares of our common stock in this offering, and we will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholders. The Selling Stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our common stock offered hereby.

For further information regarding the possible methods by which the shares may be distributed, see the section titled “Plan of Distribution” beginning on page 30 of this prospectus.

Our common stock is listed on Nasdaq under the symbol “TTRX.” On November 6, 2026, the closing price of our common stock on Nasdaq was $9.48 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and a “smaller reporting company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result, we are subject to reduced public company disclosure standards. See the section titled “Implications of Being an Emerging Growth Company and a Smaller Reporting Company” for more information.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 16 of this prospectus and in the other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated                , 2026

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC using a shelf registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the shares of common stock offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholders of the shares of common stock offered by them described in this prospectus. This prospectus provides you with a general description of the shares of common stock that may be offered by the Selling Stockholders. Each time the Selling Stockholders offer shares of common stock under this prospectus, we and/or the Selling Stockholders will, to the extent required, provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the shares being offered and the terms of the offering.

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should carefully read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein as described below under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before making a decision to invest in our securities.

You should rely only on the information set forth in or incorporated by reference into this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not making an offer to sell these shares in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making a decision to invest in our securities. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including any prospectus supplement and the matters discussed under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and the consolidated financial statements and related notes included in or incorporated by reference in this prospectus before making an investment decision.

Overview

Turn Therapeutics is a clinical-stage biotechnology company developing targeted anti-inflammatory therapies for dermatologic conditions with high unmet needs. Turn’s lead investigational therapy, GX-03, is a potentially first-in-class, non-systemic topical therapy for the potential treatment of inflammatory skin conditions such as atopic dermatitis (“AD”). GX-03 acts via modulating release of key inflammatory signals involved in AD and other inflammatory dermatological conditions.

GX-03 is currently being evaluated in an ongoing, randomized, double-blind, vehicle-controlled, staged clinical study designed to assess its potential as a topical treatment for AD. Phase 2a/Stage 1 of the trial (n=50) was completed in June 2026 (“Phase 2a”) and based on the findings of the Phase 2a, Phase 2b/Stage 2 was optimized to better identify GX-03’s signal and target population. We intend to enroll 120-136 patients in Phase 2b/Stage 2 (“Phase 2b”) of the trial. Topline results from Phase 2b are expected in the first quarter of 2027.

In addition to AD, GX-03 is being advanced for onychomycosis and hidradenitis suppurativa (“HS”). Our historical medical device portfolio, which includes K183681, K160872, and K171191, also provides background tolerability and feasibility experience with the formula. K183681 has been licensed to Medline Industries, LP (“Medline”) under a license and supply agreement. For more information with respect to the license agreement with Medline, see “—Marketing—Medline Agreement.”

In addition to our core dermatology pipeline, we hold an exploratory-stage asset: a thermostable intranasal vaccine platform currently in pre-clinical stage.

Our Solutions

We are seeking new drug approvals for the GX-03 formula as a treatment for AD, onychomycosis, and HS. Based upon the proposed mechanism of action and indications targeted, marketing GX-03 for the treatment of these conditions will require U.S. Food and Drug Administration (“FDA”) drug approval. The drug candidate is based on GX-03’s inclusion of polyhexanide (“PHMB”), a well-characterized polymer that, despite its long history of being well-tolerated in wound care, has never been approved as an active pharmaceutical ingredient (“API”) for a drug product within the United States. This API has demonstrated strong antimicrobial, anti-inflammatory, and newly discovered upstream and downstream immunomodulating properties, and has an established safety profile. We are pursuing its use as a drug active in indications such as inflammatory skin diseases and fungal nail infections. PHMB has minimal to no demonstrated or documented systemic uptake in humans when used topically.

Our proposed drug formulation for GX-03 is identical to the formula employed in previously cleared medical devices. It has the same raw ingredient concentration(s), petrolatum base, and employs the same proprietary mixing process. Our decision to pursue indications in AD, onychomycosis, and HS is supported by physician feedback and case studies, as discussed below, as well as sponsor-initiated in-vivo and in-vitro data. We believe such signals, along with PHMB’s well-documented antimicrobial and anti-inflammatory properties, which have been validated by scientific literature and in-vivo studies, form a sound scientific basis for cross-indication effectiveness across these dermatologic conditions.

Our founder obtained 510(k) FDA clearance for the GX-03 formula under product category FRO in November 2016 (K160872). To achieve this clearance, extensive animal, laboratory and manufacturing testing was conducted to demonstrate that the formula was as well-tolerated and effective as “predicate products” with comparable form and function. Additional 510(k) clearance was granted in August 2017 (K171191) to manage the skin and symptoms of various skin conditions, including atopic, irritant, and radiation dermatitis. In October 2019, a third clearance was obtained for a porous antimicrobial gauze saturated with the GX-03 formula (K183681) following further testing, including packaging and sterilization validations.

In 2020, our founder developed the FleX Product, designed for use in wound and burn care. The rights to this medical device formulation were licensed to MiMedx Group, Inc. (“MiMedx”) prior to FDA clearance. MiMedx subsequently elected to pursue a De Novo classification pathway for truly novel innovations rather than a traditional 510(k) route and assumed responsibility for all remaining product testing and regulatory interactions for the FleX Product. For more information with respect to the license agreement with MiMedx, see “—Marketing—MiMedx Agreement.”

Our current business model is to license and/or sell medical device products through commercial partners, without significant capital commitments from us, which allows us to focus our internal efforts on drug development. From 2017 to 2019, GX-03 was commercially distributed by McKesson for wound care. Following physician reports and case studies suggesting positive outcomes in patients with AD and onychomycosis, we voluntarily ceased internal wound care sales in 2019 to pursue new drug approvals related to these results. We continue to explore additional licensing opportunities for device applications. We have completed a license and supply agreement with Medline Industries, LP (“Medline”) with respect to K183681 and other wound care opportunities, as well as antimicrobial personal care/over-the-counter products to be jointly developed. We maintain a business model that strategically leverages contractors and vendors while employing a comparatively small internal team in order to minimize cash burn. We believe this reduces the amount of cash needed for internal operations, reduces waste and results in a larger proportion of available capital that can be spent toward furthering clinical development.

Core Products and Programs

GX-03 for Atopic Dermatitis (Lead Program)

GX-03 is a non-systemic topical therapy being developed for the potential treatment of AD. Preclinical studies demonstrated inhibition of cytokines associated with inflammatory skin disease, including IL-31, IL-36α/γ, and IL-4. GX-03 is currently being evaluated in a randomized, double-blind, vehicle-controlled, adaptive phase 2 clinical trial in adults with AD.

An analysis of Phase 2a was completed in order to review emerging signals of tolerability and efficacy in an effort to optimize the adaptive study design. We analyzed emerging signals and potential biomarkers from the Phase 2a dataset and expanded Phase 2b of our trial to enroll 120-136 patients across the entire EASI spectrum (EASI 1.1 and above) with moderate-severe lesions using the validated investigator global assessment (“vIGA-AD”) of 3 or 4. Phase 2b inclusion criteria was also optimized to include patients with self-reported itch (pp-NRS) of 7 or more given statistical signals seen in Phase 2a showing greater separation among key efficacy endpoints with elevated itch. For population balance, Phase 2b prospectively stratifies patients into three strata based on EASI, as follows:

●	EASI 1.1 – 7.0 (~ 60 patients, 1:1 randomized)

●	EASI 7.1 – 15.9 (~ 60 patients, 1:1 randomized)

●	EASI ≥16 (~ 16 patients, 1:1 randomized)

Enrollment in Phase 2b of the trial continued during the Phase 2a analysis and remains on track with topline results expected in the first quarter of 2027. No serious adverse events or treatment-related discontinuations occurred in Phase 2a of the trial.

GX-03 for Hidradenitis Suppurativa

We plan to evaluate GX-03 as a topical treatment for hidradenitis suppurativa (“HS”). In vivo studies in a validated animal model demonstrated GX-03’s potential to inhibit certain interleukins (ILs), including IL-36, a cytokine that has been implicated as an important driver of inflammation in HS pathogenesis. Additionally, GX-03 has been shown in-vitro to eliminate certain bacteria known to contribute to HS symptoms. The formula has achieved antimicrobial claims in previous medical device iterations. The antimicrobial properties of GX-03, together with the observed inhibition of IL-36, provide a strong scientific rationale for exploring GX-03 as a potential treatment for HS. We plan to initiate a Phase 2a study to evaluate the safety and efficacy of GX-03 in HS in the first quarter of 2027.

GX-03 for Onychomycosis

GX-03 is also being advanced as a topical treatment for onychomycosis. In-vivo studies in a validated animal model demonstrated nail-plate penetration and significant reduction of fungal burden. Additional clinical program steps are expected to follow the completion of Phase 2b of our ongoing trial in AD and subject to capital availability.

PIND Meetings Summary and Drug Programs:

The FDA has provided a potential regulatory pathway for GX-03’s drug development programs. Following two early pre-investigational new drug application (“PIND”) meetings to discuss clinical development programs for conditions of the nails and skin (PIND 137155 and PIND 138686 on January 17, 2018 and May 9, 2018, respectively), the FDA communicated an openness to the Company leveraging existing 510(k) clinical data to bypass Phase 2 studies.

Electively, the Company chose to sponsor a double-blind, vehicle controlled, staged trial within the United States in AD to provide insight into Phase 3 design and clinical signal. Patient dosing commenced in mid-July 2025. We are able to conduct this trial with significant cost savings by utilizing the existing 510(k) clearance (K171191) for the candidate formula (GX-03), which permits its on-label use on human subjects with atopic dermatitis. Although we are running this trial as a Phase 2-equivalent for use toward new drug approval, we are simultaneously leveraging the cleared status of the formulation for on-label use on this population and, thus, this trial was deemed low-risk and required institutional review board (“IRB”) approval rather than an active IND. This trial is designed to (i) generate high-quality tolerability and efficacy data that, if successful, we expect to include in the IND package to support a Phase 3 study and (ii) provide insight to stakeholders regarding the clinical efficacy of our product candidate.

At the conclusion of this study and subsequent regulatory interaction(s), our present plan is to advance to Phase 3 trials for AD following a meeting with the FDA to discuss the data and development plan(s). We intend to conduct any required additional nonclinical and clinical studies, such as PK max-use and/or additional healthy volunteer exposure trials, immediately prior to or in parallel with Phase 3 trials.

The Company also intends to initiate additional clinical development of GX-03 for onychomycosis. The clinical development of topical therapies for onychomycosis benefits from a well-established body of regulatory precedent, including defined endpoints, validated trial designs, and historical comparators. While the FDA previously communicated potential openness to advancing the onychomycosis program directly into Phase 3 trials, in light of evolving regulatory openness to a single adequate and well-controlled registrational study, the Company may elect to structure such a single registrational trial as an adaptive Phase 2b/3 study within a single development framework. The Company may also initiate certain foundational clinical activities for onychomycosis in select ex-U.S. jurisdictions with clinically respected regulatory environments, while IND preparation and U.S. site activation for this indication continue. This approach is intended to support alignment of global development timelines for the onychomycosis program while preserving optionality as the Company engages with the FDA on its overall development strategy.

Clinical Highlights for GX-03:

GX-03 has demonstrated broad upstream cytokine inhibition in preclinical models of inflammatory skin disease, including IL-31, IL-36α/γ, and IL-4. These findings correspond to pathways implicated in AD and HS pathophysiology. In animal studies, treatment with GX-03 resulted in significant reductions in Investigator’s Global Assessment (“IGA”) scores and suppression of inflammatory signaling.

Additional in-vivo work demonstrated nail penetration and antifungal activity relevant to onychomycosis. Across these programs, GX-03 demonstrated a favorable tolerability profile with no observed systemic exposure.

Vaccine Delivery Platform

In addition to our dermatology programs, we have vaccine delivery technologies through our PermaFusion® suspension platform aimed at extending the ambient and refrigerated stability of live vaccines. If successful, this technology will enable critical vaccines to be delivered intranasally without injection which, alongside increased stability, may enable the delivery of immunizations to patients in clinic, hospital, and home-health settings.

In May 2025, we achieved a key technical milestone: the successful 100% recovery of a live VSV vaccine vector from our oil-based delivery system. Viral vectors are base viruses used to make vaccines via strategic modifications. We established that we could recover 100% of this VSV vector suspended in our carrier at 72 hours at room temperature, with all of the VSV being “recovered,” a measurement term for surviving. These findings suggest that lipid-enveloped live viruses may remain viable in our viscous suspension system without degradation, thereby offering preliminary evidence that challenges prior assumptions about incompatibility between lipid carriers and live, lipid-enveloped viruses.

On June 6, 2025, we began a parallel stability analysis of a live, VSV-based vaccine candidate (suspended in our carrier) and the same vaccine in traditional, solution form. Both forms, along with an unmodified VSV control, were stored at ambient temperature and refrigerated (4°C) for 28 days. Evaluations of viability took place at 3, 7, 14, and 28 days. That trial has been completed and produced results demonstrating that the live vaccine in our delivery system was 100% recoverable at up to 14 days in ambient storage and 100% recoverable at up to 28 days in refrigerated storage.

Competitive Strengths

Non-Systemic Cytokine Modulation for Inflammatory Skin Disease

GX-03 has demonstrated inhibition of cytokines associated with inflammatory skin disease without evidence of systemic uptake. This approach is intended to enable topical immunomodulation without systemic immunosuppression or injectable administration.

Proprietary Platform Technology Enabling Broad Formulation Capabilities Across Multiple Therapeutic Categories

The Company’s formulation process enables suspension of water-soluble actives in oil-based carriers without emulsifiers, supporting uniform delivery and stability.

Improved Therapeutic Profile for Onychomycosis and Other Dermatologic Indications

Current topical therapies for onychomycosis, such as Jublia® (efinaconazole), are associated with long treatment durations, low complete cure rates (often below 20% in real-world use), and limited penetration into the nail bed. Oral antifungals offer better efficacy but carry systemic risks, including hepatotoxicity, drug interactions, and the need for liver monitoring. Our topical antifungal product candidate, developed using the PermaFusion platform, is designed to overcome these limitations by enhancing delivery through the nail plate while avoiding systemic exposure. We believe our candidate represents a potentially attractive topical therapy with a differentiated tolerability and efficacy profile.

Needle-Free, Non-Systemic Approach Aligned with Patient and Caregiver Preferences

There is increasing demand—particularly among pediatric, geriatric, and chronic care populations—for therapies that avoid injections, steroids, and systemic immunosuppression. Our pipeline is focused on non-steroidal, non-injectable, and non-biologic product candidates with localized activity. This approach is intended to maximize safety and convenience without compromising therapeutic effect, addressing a growing preference for treatments that are easier to administer and better tolerated over long-term use.

Immunomodulatory Activity Without the Cost and Risks of Biologics

Many immunomodulatory therapies rely on injectable and topical biologics that target pathways such as IL-4, IL-13, IL-31, and IL-36. While these agents tend to show effectiveness in clinical trials, they come with tradeoffs: high cost, systemic immunosuppression, higher incidence of side effects, and, for injectables, low patient adherence due to injection burden. Our non-biologic, non-systemic candidates have demonstrated cytokine modulation without the need for injections or systemic absorption. Cytokine modulation refers to the alteration—either reduction, increase, or normalization—of the levels of signaling proteins (cytokines) that regulate immune and inflammatory responses. In inflammatory skin diseases such as AD and HS, certain cytokines (e.g., IL-36α, IL-36γ, IL-31, and IL-4) are overproduced, driving redness, swelling, and itch. Modulating these cytokines can reduce the inflammatory response and improve disease symptoms.

GX-03 has demonstrated localized cytokine modulation in preclinical (animal) studies. In a murine model of Staphylococcus aureus-induced eczema, topical pretreatment with GX-03 significantly reduced protein expression of IL-36α (−50%, p=3.08×10⁻¹³), IL-36γ (−49%, p=4.35×10⁻⁸), IL-31 (−68%, p=1.12×10⁻⁶), and IL-4 (−17%, p=2.87×10⁻⁵) compared to untreated controls, as measured by quantitative Western blot analysis. These findings were associated with a statistically significant improvement in IGA scores (mean 0.8 vs. 2.4; p=7.93×10⁻¹⁰), indicating reduced clinical signs of skin inflammation. This may provide a potential new therapeutic class to compete in biologic-driven markets while avoiding the limitations inherent to biologic therapy.

Tolerability Experience From Clinical Trials and Cleared Medical Devices

Historical use of related formulations in cleared medical device products provides background tolerability experience relevant to future development. Furthermore, Phase 2a of our AD phase 2 trial with 50 subjects completed did not have any serious adverse events or treatment-related discontinuations.

Intellectual Property Protecting Core Technology and Product Candidates

We hold numerous issued patents and multiple pending applications across major jurisdictions, covering composition, manufacturing methods, and delivery mechanisms. These patents are expected to provide coverage for our lead product candidates into the late 2040s. Our intellectual property strategy includes both product-specific and platform-level claims, supporting both internal development and potential licensing opportunities.

Notwithstanding our numerous issued patents and pending applications, we have been party to, and may in the future become involved in, proceedings in the United States or in foreign jurisdictions challenging the validity, priority or other features of patentability of our patent rights or those of third parties that conflict with our own. For example, we filed a derivation proceeding in 2017 before the U.S. Patent and Trademark Office (“USPTO”) against Marc Selner, alleging that Selner improperly and without authorization filed a patent application for an invention conceived by Bradley Burnam, using Mr. Burnam’s name on its initial application as lead inventor. The USPTO did not name Mr. Burnam sole inventor of Selner’s application or cancel Selner’s patent application, as we requested, and the U.S. Court of Appeals for the Federal Circuit affirmed the USPTO’s decision. The derivation proceeding was to determine the party that was first inventor of the claims of Selner’s application. As a result, Selner’s application may contain claims similar in scope to certain issued patents and patent applications. However, we own multiple issued patents for which Mr. Burnam is an inventor that cover the inventions at issue in the derivation proceeding (and related subject matter). We intend to file for inventorship correction of the Selner patent application based upon its unauthorized naming of Mr. Burnam as lead inventor in its initial filing. Furthermore, we may file a post-grant review (PGR) petition to reexamine the patent in light of its lack of enabling data, disclosures, as well as expert testimony asserting its invalidity. The patent owner may attempt to seek royalties or try to prevent our development and commercialization of products he may allege overlap with his application claims or otherwise seek damages from us. For more information, see “Risk Factors—Risk Related to Our Intellectual Property, Data Privacy and Cybersecurity” in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

Capital-Efficient Operating Model Designed for Scalable Growth

We operate with a lean infrastructure, leveraging expert consultants and outsourced manufacturing to minimize fixed overhead and preserve capital for high-value activities. Our pipeline strategy is informed by independent clinical observations, peer-reviewed publications, and identified gaps in the standard of care. This model allows us to advance multiple assets in parallel while maintaining operational discipline.

Positioned to Capitalize on Market Disruption and Patent Expirations

Several incumbent therapies across dermatology and antifungal markets are nearing the end of their patent protection periods. We believe this shift creates an opportunity to introduce differentiated, formulation-driven therapies into markets with stagnant innovation and increasing generic pressure. Our products are designed to compete not just on efficacy, but also on tolerability, usability, and alignment with evolving patient and provider expectations.

Our Growth Strategy

Our growth strategy is built around the following key priorities:

1.	Advance GX-03 as the primary development program for AD. The AD program is the central focus of ongoing clinical development, regulatory planning, and potential partnering discussions.

2.	Explore GX-03 for HS as an additional dermatology indication.

3.	Develop GX-03 for onychomycosis as a secondary dermatology indication.

4.	Maintain and expand medical device partnerships. The recent license and supply agreement with Medline for K183681 reflects the Company’s approach to leveraging device assets through commercial partners.

5.	Continue exploratory work in thermostable intranasal vaccines as a separate development lane.

Clinical Results

Previous in-vivo and in-vitro work for GX-03, as well as GX-03-derived technology, indicate a favorable tolerability profile, including a lack of cytotoxicity, irritation, and/or sensitization, as well as a lack of systemic uptake.

These results culminated in our previous FDA clearances for the GX-03 formula and its derivative products in 2016, 2017, and 2019 (K160872, K171191, and K183681, respectively). These 510(k) FDA clearances were filed and cleared as FRO classification combination products and subject to performance testing including ISO-10993 cytotoxicity, irritation, and sensitization studies. All studies were conducted in accordance with good laboratory practice (“GLP”) and received passing scores per ISO-10993 guidelines.

We are currently conducting a randomized, double-blind, vehicle-controlled, staged clinical trial to evaluate the tolerability and effectiveness GX-03, in adult subjects with AD. The study is titled: “A Double-Blind, Vehicle-Controlled Study to Assess the Efficacy of GX-03 When Used in a Population of Adult Individuals with Moderate to Severe Eczema,” and is classified as a Phase 2 trial.

The study is being conducted at a Center of Excellence in Franklin, Texas, operated by Australia Laboratory Sciences (ALS), a multinational contract research organization with multiple investigators.

The trial had an IRB approval for up to 200 subjects that can be enrolled. The trial is overseen by an independently chartered Independent Data Monitoring Committee (IDMC). We staged the trial as Phase 2a and Phase 2b. Phase 2a of the trial was completed in June 2026 with 50 subjects completing the trial (53 subjects randomized) and was considered an exploratory population where the findings and emerging signals from Phase 2a were analyzed to expand and enrich the Phase 2b of the trial. Key efficacy endpoints from Phase 2a are as follows:

Key Efficacy Endpoint	GX-03 n = 27	Vehicle n = 23	Treatment Difference
Week 4 vIGA-AD Success (vIGA-AD of 0/1 with ≥ 2 grade improvement)	59.3%	30.4%	28.8%
Week 4 EASI-75 (≥ 75% improvement from Baseline EASI)	70.4%	52.2%	18.2%
Week 8 EASI-90 (≥ 90% improvement from Baseline EASI)	51.9%	34.8%	17.1%
Week 8 EASI-100 (100% improvement from Baseline EASI)	40.7%	17.4%	23.3%

We analyzed emerging signals and potential biomarkers from the Phase 2a dataset and expanded Phase 2b of our trial to enroll 120-136 patients across the entire EASI spectrum (EASI 1.1 and above) with moderate-severe lesions using the validated investigator global assessment (“vIGA-AD”) of 3 or 4 and baseline peak pruritus (PP-NRS) of ≥ 7. We also prospectively stratified the patients into different strata based on EASI as follows:

●	EASI 1.1 – 7.0 (~ 60 patients, 1:1 randomized)

●	EASI 7.1 – 15.9 (~ 60 patients, 1:1 randomized)

●	EASI ≥16 (~ 16 patients, 1:1 randomized)

Key efficacy endpoints from a sub-group of Phase 2a that meets the Phase 2b enrollment criteria (i.e. baseline EASI 1.1 or above, baseline vIGA-AD of 3 or 4 and baseline PP-NRS of 7 or above) rendered the following results:

Key Efficacy Endpoint	GX-03 n = 13	Vehicle n = 12	Treatment Difference
Week 4 vIGA-AD Success (vIGA-AD of 0/1 with ≥ 2 grade improvement)	61.5%	8.3%	53.2%
Week 4 EASI-75 (≥ 75% improvement from Baseline EASI)	69.2%	25.0%	44.2%
Week 8 EASI-90 (≥ 90% improvement from Baseline EASI)	53.8%	16.7%	37.1%
Week 8 EASI-100 (100% improvement from Baseline EASI)	46.2%	8.3%	37.9%

No serious adverse events or treatment-related discontinuations occurred in Phase 2a of the trial. Enrollment in Phase 2b of the trial continued during the Phase 2a analysis and remains on track with topline results expected in the first quarter of 2027.

In support of our onychomycosis development program, we conducted an in-vivo study titled “Efficacy In Vivo Onychomycosis (Trichophyton mentagrophytes) Study” at Altogen Labs (Austin, Texas), under Institutional Animal Care and Use Committee (“IACUC”) protocol LC03456, initiated in May 2019 and completed in June 2019. The study employed a well-characterized rabbit onychomycosis model, using Trichophyton mentagrophytes to mimic clinically relevant fungal infections of the nail, as described in a peer-reviewed protocol published in Antimicrobial Agents and Chemotherapy (2011). In the study, infected rabbits were treated topically with our GX-03 formulation (0.5% PHMB in petrolatum) once daily for 30 days. Fungal burden was quantified using qPCR on nail clippings, targeting T. mentagrophytes DNA. The treatment group showed a statistically significant reduction in fungal DNA expression relative to untreated controls (p = 0.0005), with no adverse events or animal deaths observed. These findings demonstrate that the GX-03 topical formulation was able to penetrate the nail plate and exert antifungal activity against organisms located in the deeper layers of the nail—a capability not typically achieved by conventional topical therapies—and support further development of the product for onychomycosis and related fungal skin conditions.

In June 2024, we completed an in-vivo efficacy study titled “In Vivo Staphylococcus aureus Dermal Toxicity Study” (Study R#XTN025486; protocol LC-04761) at Altogen Labs in Austin, Texas, designed to evaluate the therapeutic potential of GX-03 in a mouse model of Staphylococcus aureus-induced skin inflammation. The study utilized a published eczema induction protocol established by Liu et al. (Cell Host & Microbe, 2017) and enrolled 30 mice randomized across three treatment arms. Following a 7-day course of GX-03 topical application, the treatment group demonstrated a mean ISGA score of 1.44, compared to 3.00 in untreated controls, representing a 57% reduction in disease severity. No adverse events or clinical signs of toxicity were observed. We believe these data support rapid skin-calming and anti-inflammatory effects of GX-03 and may provide early validation for its use in inflammatory skin conditions such as AD.1

[1]	Burnam, B., & Bresnick, S. (2026b). Effects of extended-release topical polyhexanide in a Staphylococcus aureus-induced murine dermatitis model characterized by IL-36 expression. J Dermatology Treat, 37(1), 2667686. https://doi.org/10.1080/09546634.2026.2667686.

In July 2024, we completed a second in vivo study titled “In Vivo Pretreatment Staphylococcus aureus Dermal Toxicity Study” (Study R#XTN025491; protocol LC-04785), also conducted at Altogen Labs, to assess the immunological impact of GX-03 in a cytokine-driven model of eczema. In this study, 40 C57BL/6 mice received a 4-day topical pretreatment with GX-03 prior to disease induction. Skin inflammation was evaluated by blinded ISGA scoring and protein-level analysis of key inflammatory markers. Mice treated with GX-03 showed a mean ISGA score of 0.83, compared to 2.44 in controls, with a highly significant p-value (p = 7.93 × 10⁻¹⁰). Western blot analysis of skin tissue samples revealed suppression of eczema-related cytokines, including:

●	IL-31: 67.7% reduction (p = 1.12 × 10⁻⁶)

●	IL-36α: 50% reduction (p = 3.08 × 10⁻¹³)

●	IL-36γ: 49% reduction (p = 4.35 × 10⁻⁸)

●	IL-4: 17% reduction (p = 2.87 × 10⁻⁵)

No adverse reactions or health concerns were noted throughout the study. Together, these findings demonstrate that GX-03 is capable of downregulating multiple upstream inflammatory cytokines associated with atopic dermatitis in an animal model.2

Hidradenitis Suppurativa

In vivo studies in a validated animal model demonstrated GX-03’s potential to inhibit certain interleukins (ILs), including IL-36, a cytokine that has been implicated as an important driver of inflammation in HS pathogenesis. Additionally, GX-03 has been shown in-vitro to eliminate certain bacteria known to contribute to HS symptoms. The formula has achieved antimicrobial claims in previous medical device iterations. The antimicrobial properties of GX-03, together with the observed inhibition of IL-36, provide a strong scientific rationale for exploring GX-03 as a potential treatment for HS. We plan to initiate a Phase 2a study to evaluate the safety and efficacy of GX-03 in HS in the first quarter of 2027.

Onychomycosis (Fungal Nail Infection)

Turn is pursuing indications for GX-03 as a topical PHMB-based formulation for onychomycosis. The Company has identified the mechanism of action via in-vivo data demonstrating nail plate penetration and antifungal activity within the nail. This ability to effectively penetrate the keratin clinically differentiates this candidate from other topicals on the market, which studies have shown lack effective nail penetration capabilities.

Clinical Products

K183681

K183681 represents the first antimicrobial version of Adaptic®-style non-adherent wound dressings, incorporating liquid antimicrobials to provide both moisture retention and antimicrobial protection in wound dressing changes and post-surgical management. K183681 is FDA cleared to include these antimicrobial claims in both name and indications, and we have licensed this product to Medline.

K171191

Turn has received FDA clearance for the GX-03 formula as a medical device indicated to heal skin and manage the burning and itching associated with atopic, radiation, and irritant dermatitis. Sampling for human use under this labeling confirmed patient and clinician satisfaction. The product is currently being studied under this labeling in a double-blind randomized controlled trial (“RCT”) for its safety and effectiveness in AD patients. Leveraging this data, its previous FDA clearance in atopic dermatitis management, and other clinical and preclinical data, the Company intends to move from this RCT to IND submission under which Phase 3 trials and any additional human testing would be conducted prior to a potential new drug approval submission. We have not currently out licensed this product but are actively identifying potential partners for distribution outside the United States.

[2]	Id

K160872

K160872 is an FDA-cleared medical device indicated for acute and chronic wound management that has been used on thousands of patients to accelerate healing of advanced wounds, including traumatic and diabetic wounds. It has been proven to cause no damage to healthy cells while offering broad antibacterial, antifungal, and anti-yeast activity. K160872’s petrolatum base does not macerate wounds and can be left in place for days between dressing changes. The formula has been the subject of many publications, including peer-reviewed publications such as “A Novel Approach to the Treatment of Necrotizing Fasciitis” in Acta Scientific Orthopaedics in 2023. We have not out-licensed this product.

Marketing

We strategically license and commercialize our medical device technologies through commercial partners while we concentrate on the research, development and regulatory advancement of new drug indications, a model intended to provide financing flexibility to the Company via passive revenue streams.

MiMedx Agreement

In November 2022, we entered into an agreement with MiMedx (the “MiMedx Agreement”) wherein we granted MiMedx an exclusive, sublicensable license under certain of our intellectual property, technology and biomaterials, including as related to the FleX Product, to develop, manufacture and commercialize (i) the FleX Product in the Territory (as defined in the MiMedx Agreement) and (ii) certain other biological products worldwide, in each case, in the wound care, burn care and surgical care fields only. We also granted MiMedx certain exclusive and non-exclusive licenses under specified trademarks. We retain exclusive development and commercialization rights for the FleX Product outside the Territory with MiMedx having the right of first refusal to acquire, subject to certain procedures, exclusive development, manufacturing and commercialization rights. We are responsible for overseeing, monitoring and coordinating all regulatory actions, communications and filings with, and submissions to the FDA with respect to initial marketing approval.

We received a $1.0 million milestone payment upon the execution of the MiMedx Agreement and payments totaling $450.0 thousand as part of the letter of intent entered into with MiMedx in February 2022, as amended.

In the event development and commercialization of the FleX Product in the Territory is successful, we are eligible to receive milestone payments of up to $69.55 million specifically related to the development and commercialization of the FleX Product. However, if the FleX Product is not launched within four months after receiving FDA marketing approval or the execution of the supply agreement for the FleX Product, then, provided the delay is not caused by us, MiMedx must also pay us monthly payments in the low hundreds of thousands of dollars, to be deducted from a specified milestone. In addition, we are entitled to receive milestone payments of $1.0 million for each additional product developed and commercialized under the agreement.

Subject to the terms and conditions of the MiMedx Agreement, MiMedx is required to pay a mid-single digit royalty of net sales on a quarterly basis. The MiMedx Agreement includes certain adjustments for third party royalties. If MiMedx reasonably believes it must obtain or maintain a third-party license to manufacture or commercialize the FleX Product or another licensed product in a territory, it may generally credit up to 50% of the total royalty payments it must pay the third-party licensee against royalties payable to us. We are eligible to receive royalty payments on a country-by-country basis for each product commercialized under the agreement, for a period beginning upon the first commercial sale of the product and expiring ten years after launch of the product. We have determined that we have one combined performance obligation remaining under the MiMedx Agreement related to the development and commercialization of the FleX Product in the Territory, which primarily includes knowledge and bio-materials transfer to MiMedx, assisting and coordinating the regulatory approvals with the FDA and ongoing access and upkeep of intellectual property during the term of the MiMedx Agreement and related development and regulatory services. Development and commercialization milestones were not considered probable at inception and therefore were excluded from the initial transaction price. The royalties were excluded from the initial transaction price because they relate to a license of intellectual property and are subject to the royalty constraint.

The term of the MiMedx Agreement runs until the last date on which any licensed product is covered by a valid claim of any of the licensed patents, the earliest of which is currently expected to expire in 2044. Following the expiration of the term of the MiMedx Agreement, the licenses granted become fully paid-up and perpetual, but to the extent MiMedx continues to commercialize the FleX Product after the expiration of the term of the MiMedx Agreement, and such commercialization requires use of our trade secrets, MiMedx must continue to pay us a reduced royalty for a period expiring 10 years after the launch of the FleX Product.

The agreement allows for termination under specific circumstances. Either party may terminate the agreement if the other party materially breaches the agreement and fails to cure the breach within 90 days of receiving written notice, or if the other party becomes bankrupt or insolvent. MiMedx also has the right to terminate (i) the agreement in its sole discretion with three months’ prior written notice and (ii) the license to the FleX Product at any time. We retain the right to terminate the agreement if MiMedx fails to launch the FleX Product in the United States within 10 months of receiving FDA marketing approval or executing the supply agreement for the FleX Product, whichever is later, provided the delay is not caused by us.

Medline Agreement

On October 27, 2025, we entered into an agreement with Medline, the world’s largest manufacturer and distributor of medical-surgical products (the “Medline Agreement”). Pursuant to the Medline Agreement, we will collaborate with Medline to develop, manufacture, and commercialize professional and consumer health products that leverage our proprietary PermaFusion® delivery platform. Medline will lead global commercialization and distribution across its professional and retail networks in more than one hundred countries and territories, while we will contribute formulation expertise, intellectual property, and clinical development capabilities. The Medline Agreement establishes a multi-year framework for supply and co-development activities, including manufacturing scale-up for our PermaFusion-based formulations and the co-branding of future products in the professional and retail space(s).

Sales Process

For medical device products and indications, we intend to partner with existing organizations with established sales forces and commercial channels. We intend to serve as an educational and sales resource as well as a contract manufacturer given our established production chain. We intend to seek partners for drug programs during the approval process timeline, but we will prepare to commercialize if management deems it a superior choice for the Company.

Our Market

Atopic Dermatitis (AD): Market Overview and Unmet Needs

Atopic dermatitis, commonly referred to as eczema, is a chronic inflammatory skin condition characterized by pruritus (itching), erythema (redness), and skin barrier dysfunction. According to the National Eczema Association, it is one of the most prevalent skin disorders globally, affecting an estimated 10-20% of children and up to 10% of adults in developed countries. In the United States, approximately 16.5 million adults are impacted by AD, with moderate-to-severe AD accounting for 40% of these patients.

According to Fact MR, the global market for the treatment of atopic dermatitis, commonly known as eczema, is estimated at approximately $12.0 to $18.0 billion. The market is expected to expand, largely driven by rising awareness of AD, quick detection and rising use of harsh sanitary products. Moderate-to-severe cases represent an estimated 40% of the total market. According to the National Eczema Association, it is estimated that 6.6 million adults and 3.2 million children in the United States have moderate-to-severe AD. Dupixent® (dupilumab), an injectable biologic, currently leads the market in sales and revenue. Despite its success, Dupixent’s injectable format remains a barrier for certain patient populations, particularly pediatric patients, underscoring demand for noninvasive, effective alternatives.

Current treatment paradigms for atopic dermatitis include topical corticosteroids, calcineurin inhibitors, systemic immunosuppressants, and more recently, biologic therapies targeting specific cytokines involved in disease pathogenesis. While biologics such as Dupixent® (dupilumab) have demonstrated efficacy in moderate-to-severe cases, they are associated with high costs, require systemic administration, and may present risks of immune modulation. Additionally, topical corticosteroids are limited by concerns over long-term skin thinning, irritation, and sensitization. While newer biological topicals, such as aryl hydrocarbon receptor (AhR) agonist like Vtama®, have demonstrated some efficacy in moderate-to-severe AD, they are hindered by high cost and poor safety profiles that often lead to so-called “black-box” warnings.

There remains an unmet need for effective, non-steroidal, non-systemic topical therapies that can address both microbial burden and inflammatory pathways without the adverse effects commonly associated with existing treatments. Turn Therapeutics has initiated human trials for GX-03 as a topical, non-steroidal, non-biologic immunotherapy for AD, leveraging its dual mechanism of action: direct antimicrobial activity and inhibition of pro-inflammatory cytokines implicated in atopic dermatitis. Data and FDA clearances indicate the formula is non-cytotoxic, non-irritating, and non-sensitizing, which we believe will help address key tolerability concerns as compared to current therapies.

Hidradenitis Suppurativa (HS): Market Overview and Unmet Needs

Hidradenitis suppurativa (HS) is a painful, chronic, debilitating inflammatory skin disorder characterized by recurrent, deep-seated inflammatory nodules, abscesses, draining tunnels (sinuses), and progressive scarring. HS primarily targets intertriginous regions of the body—such as the axillae, groin, and inframammary folds—causing severe physical discomfort, chronic drainage, and significant psychosocial distress. Globally, HS impacts approximately 1% of the population, predominantly affecting young adults and women. In the United States alone, approximately 1 million individuals suffer from HS.

The global market for hidradenitis suppurativa therapeutics is expanding rapidly and is projected to surpass $7 billion by 2034, propelled by increasing physician awareness, earlier diagnosis, and the introduction of advanced targeted therapies. Biologic therapies targeting specific inflammatory cascades currently anchor the systemic treatment landscape. However, injectable biologics face significant adoption hurdles due to patient burden, loss of response over time, and systemic immune suppression risks. Furthermore, systemic antibiotics—frequently used for chronic disease management—offer limited long-term disease modification and carry risks of antibiotic resistance, gastrointestinal toxicity, and treatment fatigue.

Current medical management of HS remains challenging and largely inadequate. While injectable monoclonal antibodies (such as TNF-α and IL-17 inhibitors) provide clinical benefit for a subset of moderate-to-severe patients, many experience incomplete responses, persistent draining lesions, or adverse events that lead to discontinuation. Topical options are largely restricted to broad-spectrum antibiotics or cleansers that lack localized anti-inflammatory activity, failing to alter the underlying pathogenic cytokine drivers (such as IL-36, IL-4, and IL-31 cascades).

A major unmet need remains for targeted, localized non-systemic therapies capable of controlling localized inflammatory surges and mitigating bacterial burden without requiring systemic immunosuppression or painful injections. We aim to address this gap by planning clinical development of GX-03 for HS. Leveraging its targeted, non-systemic mechanism of action, GX-03 inhibits key upstream pro-inflammatory cytokines implicated in chronic epithelial breakdown (including IL-36) while delivering local antimicrobial activity. GX-03 offers a potentially first-line non-steroidal, non-biologic topical approach designed to clear painful lesions, reduce flare frequency, and restore skin integrity without systemic drug exposure.

Nail Fungus / Onychomycosis: Market Overview and Unmet Needs

Onychomycosis is a common fungal infection of the nails, primarily caused by dermatophytes, yeasts, and non-dermatophyte molds. The condition results in nail discoloration, thickening, and separation from the nail bed, leading to pain, discomfort, and cosmetic concerns. According to the U.S. Centers for Disease Control and Prevention (the “CDC”), onychomycosis is estimated to affect approximately 14% of the U.S. and global population, with prevalence increasing in older adults and individuals with comorbidities such as diabetes or peripheral vascular disease. Most patients with onychomycosis do not seek professional treatment due to the limitations of current therapeutic options, detailed below.

According to Grand View Research, the global market for the treatment of onychomycosis (fungal nail infections) was valued at approximately $3.81 billion in 2024, with North America representing 40.3% of the global market in 2024. Despite the high prevalence of onychomycosis, a majority of affected individuals do not seek treatment. This is largely due to factors such as lack of awareness, the need for confirmed diagnosis through nail samples, and expensive treatments often not covered by insurance. Topical antifungals have demonstrated limited efficacy, with success rates ranging from 6.5% to 17.9%; the CDC only suggests oral therapies for onychomycosis based on limited efficacy of topicals, yet oral terbinafine (LAMISIL®), the oral/primary systemic alternative, is associated with hepatotoxicity risks and typically requires ongoing liver function monitoring. The market presents substantial opportunity for novel, safe, and efficacious topical therapies. Current treatment options include oral antifungal medications (e.g., terbinafine, itraconazole) and topical therapies (e.g., ciclopirox, efinaconazole). Oral therapies demonstrate higher efficacy but are associated with systemic side effects, including hepatotoxicity and drug-drug interactions, limiting their use in certain patient populations. Treatment durations are long, often requiring 12 weeks or more, and recurrence rates remain high.

Topical therapies offer a safer route of administration but are limited by poor nail penetration and suboptimal efficacy. Clinical cure rates for topicals are typically below 20%, with efinaconazole (Jublia®), one of the leading products, demonstrating complete cure rates of approximately 15-18% in pivotal trials. These limitations underscore the need for novel topical treatments capable of effectively penetrating the nail plate and delivering therapeutic concentrations to the site of infection without systemic exposure.

Turn Therapeutics is advancing GX-03 as a topical formulation for onychomycosis, designed to overcome nail penetration challenges while leveraging its established antimicrobial properties. In-vivo data support the formulation’s ability to reach the nail bed and exhibit fungicidal activity against dermatophytes, addressing key shortcomings of current topical therapies. Additionally, data from a 100-plus-patient, independent investigation entitled “A Novel Approach to Polymicrobial Nail Infection” conducted by R. Daniel Davis, DPM in 2018-2019, suggests that Turn’s formulation may achieve clinical clearance (based on visible evidence of the development of a Beau’s line with progression of a clear nail plate to the distal end of the nail) as high as 70-85% in diverse patient populations (including diabetic patients) when applied topically once or twice daily. This data suggests favorable outcomes among patients beyond Turn’s in-vivo models as conducted by Altogen Labs. Data generated by any independent investigators may not predict the results of later clinical trials of any of our current or future product candidates. “A Novel Approach to Polymicrobial Nail Infection” involved no placebo or comparator group, and was an investigator-initiated trial, meaning that Turn has less control over the protocols, administration or conduct of the trial as compared to its own trials, including follow-up with patients and ongoing collection of data after treatment.

Advanced Wound Care and Vaccines

According to Market Research Future, the global advanced wound care market was estimated at approximately $18.72 billion in 2024 and is projected to grow to $30.76 billion by 2034, reflecting a compound annual growth rate (“CAGR”) of 5.09% over the forecast period. Advanced wound care products are essential for treating chronic wounds such as diabetic foot ulcers, pressure ulcers, and burns. However, current offerings are frequently limited by short duration of action, wound cytotoxicity, and vulnerability to microbial colonization. The advanced wound care market encompasses a diverse range of solutions, including negative pressure wound therapy, advanced dressings, tissue engineered skin substitutes, wound cleansers and irrigants, and wound closure devices. Significant revenue growth is occurring across various regions, with North America demonstrating the highest expected growth rate, with revenue valued at $7.2 billion in 2023 and projected to reach approximately $11.0 billion by 2032. Effective products that minimize risk and maximize healing rate while reducing the rate of microbial infiltration to the wound/dressing(s) would meet significant unmet needs in this space.

Vaccines represent a crucial market segment. However, challenges such as cold-chain logistics and limited thermostability have historically hindered vaccine access for patients, who must seek out caregivers to deliver highly unstable vaccines via injection. Innovations in thermostable, intranasal vaccines can address these issues, opening significant opportunities to improve global immunization coverage and penetrate untapped markets. A study conducted by the University of Liverpool shows that the introduction of a mobile vaccination unit has the potential of increasing the number of first-time vaccinations among patients by 25%, which we believe suggests that the more convenient nature of a thermostable, intranasal vaccine could result in significant growth in vaccine uptake. Furthermore, leading players have engaged in mergers and acquisitions for strategic reasons such as expanding their product line and market potential.

We anticipate the primary market for an initial influenza vaccine candidate will consist of governmental and military agencies seeking to stockpile vaccines, as well as public health organizations aiming to distribute the vaccine without need for cold chain logistics. We also anticipate increased uptake of needle-free vaccines that can be administered in clinics or homes. Subject to successful clinical development and regulatory approval, we believe our initial vaccine candidate could be eligible for multi-year procurement contracts from government agencies including the Biomedical Advanced Research and Development Authority and the Department of Defense, as well as international public health stakeholders such as the World Health Organization and the Coalition for Epidemic Preparedness Innovations. The current global market for influenza vaccines was assessed at $8.49 billion in 2024 and is projected to reach $16.73 billion by 2034, growing at a CAGR of 7.02% for the forecasted period.

Our Competition

The biopharmaceutical industry utilizes rapidly advancing technologies and is characterized by intense competition. There is also a strong emphasis on intellectual property and proprietary products. In our segment of the biopharmaceutical industry, competition from different sources including major biopharmaceutical companies, academic institutions, government agencies and public and private research institutions will continue. Many of our competitors have significantly greater financial resources and expertise in product candidate development and may have progressed further toward approval and marketing. In addition, smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

Corporate Information

We were initially formed on January 6, 2015, as Global Health Solutions, LLC, a Delaware limited liability company. On October 12, 2018, Global Health Solutions, LLC converted to a Delaware corporation under the name Global Health Solutions, Inc., dba Turn Therapeutics. In connection with our direct listing, we changed our name to Turn Therapeutics Inc. Our principal executive offices are located at 250 N. Westlake Blvd, STE 210, Westlake Village, CA 91362 and our telephone number is (818) 564-4011. Our Internet site is https://turntherapeutics.com. Our website and the information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure incorporated by reference in this prospectus;

●	reduced disclosure about our executive compensation arrangements;

●	not being required to hold advisory votes on executive compensation or to obtain stockholder approval of any golden parachute arrangements not previously approved;

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

●	an exemption from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the consolidated financial statements.

We may take advantage of these exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of the listing of our common stock on Nasdaq, (B) in which we have total annual revenue of at least $1.235 billion, or (C) in which we are deemed to be a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, with at least $700.0 million of equity securities held by non-affiliates as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We may choose to take advantage of some but not all of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. Additionally, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, while we are an emerging growth company we will not be subject to new or revised accounting standards at the same time that they become applicable to other public companies that are not emerging growth companies. As a result of this election, our consolidated financial statements may not be comparable to those of other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

We are a “smaller reporting company” as defined in the Exchange Act. Smaller reporting companies may take advantage of certain scaled disclosures, including, among other things, providing only two years of audited financial statements in their Annual Report on Form 10-K, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and having reduced disclosure obligations regarding executive compensation. We will be able to take advantage of these reduced disclosures for so long as our voting and nonvoting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and nonvoting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

THE OFFERING

Issuer	Turn Therapeutics Inc., a Delaware corporation.

Common Stock Offered by the Selling Stockholders

Up to an aggregate of 25,362,950 shares of common stock, including up to 6,621,190 shares of common stock offered by GEM.

The shares of common stock offered by GEM consist of: (i) shares of common stock issuable to GEM from time to time under the GEM Purchase Agreement at our sole discretion, with an aggregate purchase price of up to $85.0 million, subject to the delivery of draw down notices and the satisfaction of specified conditions; (ii) the 161,905 Commitment Fee Shares that we issued to GEM on October 29, 2025 as consideration for its irrevocable commitment to purchase shares of common stock at our election under the GEM Purchase Agreement; and (iii) the 579,664 GEM Warrant Shares that we issued to GEM on August 13, 2026 upon the cashless exercise in full of the GEM Warrant.

Use of Proceeds	We will not receive any proceeds from any sale of common stock by the Selling Stockholders. However, we may receive up to $85.0 million in aggregate gross proceeds from sales of our common stock to GEM under the GEM Purchase Agreement after the date of this prospectus. We intend to use any proceeds from sales of our common stock to GEM under the GEM Purchase Agreement for working capital and general corporate purposes. See “Use of Proceeds.”

Dividend Policy	We have never declared or paid any cash dividends on our shares, and we do not anticipate paying any cash dividends on our shares in the foreseeable future. It is presently intended that we will retain our earnings for future operations and expansion.

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. See “Risk Factors” and the other information included in this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Market Symbol and Trading	Our common stock is listed on Nasdaq under the symbol “TTRX.”

Transfer Agent	The transfer agent and registrar for our common stock is Odyssey Transfer and Trust Company.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following discussion of risks and uncertainties affecting us and our securities, together with all of the other information included or incorporated by reference in this prospectus, including the consolidated financial statements and the accompanying notes and matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements,” in evaluating an investment in our securities. You should also consider the risks, uncertainties and assumptions discussed under Item 1A, “Risk Factors,” in our most recent Annual Report on Form 10-K, which are incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The following risk factors apply to the business and operations of the Company and its consolidated subsidiaries. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition and results of operations. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The risks and uncertainties we discuss in this prospectus are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may materially and adversely affect our business, financial condition and results of operations. Past performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. See also the section of this prospectus titled “Where You Can Find More Information.”

The risk factors set forth below supplement the risk factors previously disclosed and should be read together with the risk factors incorporated by reference herein and any additional risk factors that we may include in subsequent periodic filings with the SEC.

Risks Related to the Committed Equity Financing

We cannot predict the number of shares we may sell to GEM under the GEM Purchase Agreement, the prices at which such shares may be sold, or the actual proceeds we will receive, and any sales could cause substantial dilution to our stockholders.

On August 29, 2025, we entered into the GEM Purchase Agreement with GEM, which was further amended by a side letter dated as of September 24, 2025, pursuant to which GEM has committed to purchase up to $85.0 million of our common stock at our sole discretion, subject to certain limitations and conditions set forth in the GEM Purchase Agreement. We may sell shares to GEM from time to time by delivering draw down notices, and GEM will purchase shares at a price equal to 90% of the average daily closing price of our common stock during the applicable draw down pricing period of 15 consecutive trading days, provided that such purchase price shall not be less than $1.00 per share and provided further that any requested draw down may not exceed 300% of the average daily trading volume of our common stock during the 15 trading days immediately preceding the draw down exercise date. As of November 6, 2026, we have sold 1,235,200 shares of common stock to GEM under the GEM Purchase Agreement. On October 29, 2026, we issued a another draw down notice to GEM for 272,642 shares of our common stock with a draw down pricing window of 15 trading days. The actual number of shares that will be accepted by GEM and the gross proceeds we will raise from this draw down will be finalized at the conclusion of the draw down pricing window. In addition, in connection with the GEM Purchase Agreement, on the Listing Date, we issued GEM the GEM Warrant to purchase 1,192,207 shares of our common stock, equal to 4% of our fully diluted outstanding shares as of that date, at an exercise price of $5.03 per share, subject to certain adjustments set forth in the GEM Purchase Agreement. On August 13, 2026, GEM exercised the GEM Warrant in full on a cashless basis, and we issued the 579,664 GEM Warrant Shares to GEM.

Because the purchase price per share to be paid by GEM for the common stock will fluctuate based on the market prices of our common stock at the time we elect to sell shares pursuant to the GEM Purchase Agreement, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares, the purchase price per share, or the aggregate gross proceeds that we will receive under the GEM Purchase Agreement.

Although the GEM Purchase Agreement provides that we may, in our discretion and during the term of the GEM Purchase Agreement, direct GEM to purchase shares from us in one or more purchases under the GEM Purchase Agreement, for a maximum aggregate purchase price of up to $85.0 million, only 5,023,231 shares of common stock issuable to GEM pursuant to draw down notices under the GEM Purchase Agreement have been registered for resale by GEM under the registration statement of which this prospectus forms a part. However, the market prices of shares of our common stock may fluctuate from time to time and, as a result, the actual purchase prices to be paid by GEM for our shares of common stock that we direct GEM to purchase under the GEM Purchase Agreement also may fluctuate significantly based on the market price of our common stock.

Accordingly, if we decide to issue and sell to GEM under the GEM Purchase Agreement more than the 5,023,231 shares issuable pursuant to draw down notices that are registered for resale to receive additional proceeds (which we may elect to do, at our sole discretion, up to aggregate gross proceeds of $85.0 million), we must first file with the SEC one or more additional registration statements or post-effective amendments to the existing registration statement to register the resale under the Securities Act by GEM of any such additional common stock sold under the GEM Purchase Agreement, and any such registration statement or amendment must be declared effective by the SEC before we may elect to sell any such additional shares. Any issuance and sale by us under the GEM Purchase Agreement of a substantial amount of common stock in excess of such 5,023,231 shares registered for resale by GEM could result in substantial additional dilution to our stockholders. The number of shares of common stock ultimately offered for sale by GEM is dependent upon the number of shares, if any, we ultimately elect to sell to GEM under the GEM Purchase Agreement.

Investors who buy common stock from GEM at different times will likely pay different prices.

Pursuant to the GEM Purchase Agreement, we have discretion to vary the timing, price and number of shares sold to GEM. If and when we elect to sell common stock to GEM pursuant to the GEM Purchase Agreement, after GEM has acquired such shares of common stock, GEM may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from GEM in this offering at different times will likely pay different prices for those shares, and so may experience different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from GEM in this offering as a result of future sales made by us to GEM at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to GEM under the GEM Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with GEM may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

We may use proceeds from sales of our common stock made pursuant to the GEM Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We have broad discretion over the use of proceeds from sales of our common stock made pursuant to the GEM Purchase Agreement, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Although we currently intend to use any such proceeds for working capital and general corporate purposes, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

The shares of common stock being registered in this prospectus represent a substantial percentage of our public float and of our outstanding common stock, and the sale of such shares could cause the market price of our common stock to decline significantly.

This prospectus relates to the offer and resale from time to time by the Selling Stockholders of up to an aggregate of 25,362,950 shares of common stock, including up to 6,621,190 shares of common stock offered by GEM, consisting of (i) 1,597,959 shares of common stock previously issued to GEM, including the 161,905 Commitment Fee Shares, the 579,664 GEM Warrant Shares and 856,390 shares issued pursuant to draw down notices under the GEM Purchase Agreement, and (ii) up to 5,023,231 shares of common stock issuable to GEM from time to time under the GEM Purchase Agreement.

The shares of common stock being registered for resale in this prospectus represent a substantial percentage of our public float and of our outstanding common stock. The number of shares being registered in this prospectus represents approximately 82.96% of the total common stock outstanding as of November 6, 2026, which was 30,572,704 shares of common stock. The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and any documents we incorporate by reference, contain certain forward-looking statements that involve substantial risks and uncertainties. All statements contained in this prospectus and any documents we incorporate by reference, other than statements of historical facts, are forward-looking statements including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth. Forward-looking statements appear in a number of places in this prospectus and the documents incorporated by reference herein, including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Prospectus Summary.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including but not limited to:

●	the progress, timing, costs and results of our pre-clinical and clinical trials;

●	the timing of meetings with and feedback from regulatory authorities as well as any submission of filings for regulatory approval of any of our product candidates;

●	the potential advantages and differentiated profile of our product candidates compared to existing therapies for the applicable indications;

●	our expectations regarding financial performance, including but not limited to our expectations regarding revenue, cost of revenue, operating expenses including R&D, stock-based compensation, and our ability to achieve and maintain future profitability;

●	the implementation of our business model and our strategic plans for our business, products and growth strategy;

●	our ability to develop and commercialize any of our drug candidates, if approved;

●	our ability to establish or maintain collaborations or strategic relationships;

●	our competitive position, including our ability to compete with existing and new competitors;

●	developments and projections relating to our competitors and our industry;

●	the scope of protection that we are able to establish and maintain for intellectual property rights covering our products and product candidates;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses;

●	capital expenditure requirements;

●	the impact of new or existing laws and regulations on our business and strategy;

●	the increased expenses associated with being a public company; and

●	other factors disclosed in the “Risk Factors” section of this prospectus and the documents incorporated by reference into this prospectus.

The forward-looking statements are based on the current expectations of our management and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated.

All subsequent written and oral forward-looking statements concerning matters addressed in this prospectus and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We are not selling any shares of our common stock in this offering, and we will not receive any of the proceeds from the sale of shares of our common stock by the Selling Stockholders. The Selling Stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby.

However, we may receive up to $85.0 million in aggregate gross proceeds from sales of our common stock to GEM under the GEM Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our common stock to GEM under the GEM Purchase Agreement will be up to $84.95 million over an approximately 36-month period, assuming that we sell shares of our common stock to GEM for aggregate gross proceeds of $85.0 million, after estimated fees and expenses. See “Plan of Distribution” and “Committed Equity Financing” elsewhere in this prospectus for more information.

We intend to use any proceeds from sales of our common stock to GEM under the GEM Purchase Agreement for working capital and general corporate purposes. We will have broad discretion in the way we use these proceeds. See “Risk Factors—Risks Related to the Committed Equity Financing—We may use proceeds from sales of our common stock made pursuant to the GEM Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.”

The Selling Stockholders will pay any discounts and selling commissions incurred by such Selling Stockholders in connection with any sale of their common stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the common stock covered by the registration statement of which this prospectus forms a part, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.

DESCRIPTION OF SECURITIES

The following descriptions are summaries of the material terms of our amended and restated certificate of incorporation and amended and restated bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus forms a part, and applicable law.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

Common stock outstanding. As of November 6, 2026, there were 30,572,704 shares of common stock outstanding which were held of record by 622 stockholders. As of November 6, 2026, there were options outstanding to purchase an aggregate of 2,859,168 shares of common stock, with a weighted average exercise price of $3.96 per share and 21,882 restricted stock units for our common stock. As of November 6, 2026, there were also warrants outstanding to purchase an aggregate of 40,124 shares of common stock, with an exercise price of $3.25 per share, which expire on July 29, 2029 and may be exercised on a cashless basis. As of November 6, 2026, we also had 2,478,950 shares of common stock reserved for issuance under our stock and incentive plans that may be granted in the future. All outstanding shares of common stock are fully paid and non-assessable.

Stock Split. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), on September 30, 2025, a 2-for-1 forward stock split of our common stock was effected, whereby each share of our common stock held in treasury or issued and outstanding was automatically and without any further action by the holder thereof or us, subdivided into two shares of common stock.

Voting rights. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.

Dividend rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See “The Offering—Dividend Policy.”

Rights upon liquidation. In the event of liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other rights. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any of the preferred stock.

Election and Removal of Directors

Our board of directors currently consists of six directors. The exact number of directors will be fixed from time to time by resolution of the board. No director may be removed except for cause, and directors may be removed for cause by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office.

Our board of directors is divided into three classes serving staggered three-year terms. Class I, Class II, and Class III directors will serve until our annual meetings of stockholders in 2026, 2027, and 2028, respectively. At each annual meeting of stockholders, directors are elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Stockholder Meetings

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called by the Chief Executive Officer, the chairperson of our board of directors or the board of directors acting pursuant to a resolution adopted by a majority of our board of directors. Neither our amended and restated certificate of incorporation nor our amended and restated bylaws authorizes stockholders or any other person to call a special meeting.

Amendment of Certificate of Incorporation

The provisions of our amended and restated certificate of incorporation may be amended only by the affirmative vote of holders of at least 66-2/3% of the total voting power of all of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class.

Amendment of Bylaws

Our amended and restated certificate of incorporation authorizes our board of directors to adopt, amend or repeal our bylaws, in whole or in part, without the assent or vote of our stockholders, in any manner not inconsistent with Delaware law or our amended and restated certificate of incorporation. Our stockholders may adopt, amend or repeal our bylaws only with the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all of our outstanding securities generally entitled to vote in the election of directors, voting together as a single class. In addition, the provisions of our amended and restated certificate of incorporation governing amendments to our bylaws may not be amended or repealed without the same 66-2/3% vote.

Other Limitations on Stockholder Actions

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, our Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify requirements as to the form and content of a stockholder’s notice.

In order to submit a nomination for our board of directors, a stockholder must submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation of Liability of Directors and Officers

Our amended and restated certificate of incorporation provides that to the fullest extent permitted by Delaware law, no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or an officer, as applicable, except as required by applicable law, as in effect from time to time. Currently, Delaware law does not permit the elimination or limitation of liability imposed for the following:

●	a director’s or officer’s breach of the director’s or officer’s duty of loyalty to our Company or our stockholders;

●	a director’s or officer’s act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

●	a director’s unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL;

●	a director or officer for any transaction from which the director or officer derived an improper personal benefit; and

●	an officer in any action by or in the right of our Company.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior, except in the situations described above.

Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify and hold harmless any person who is or was a party or is threatened to be made a party to, or is otherwise involved in any proceeding because such person is or was our director or officer, or while our director or officer is or was serving at any other enterprise at our request as a director or officer. This right includes the advancement of expenses before the final disposition of a proceeding, to the fullest extent authorized by applicable law, and is a contract right. However, except for proceedings to enforce rights to indemnification or advancement of expenses or with respect to compulsory counterclaims, we will indemnify a person in connection with a proceeding initiated by that person only if the proceeding was authorized by our board of directors. Our board of directors may also provide indemnification to our employees and agents to the extent it determines appropriate and authorized by applicable law. Neither the amendment nor repeal of these provisions, nor the adoption of any inconsistent provision of our certificate of incorporation or bylaws, nor any change in law will adversely affect any right or protection relating to any act or omission occurring before such amendment, repeal, adoption or change.

Forum Selection

Unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any of our current or former directors, officers or other employees or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware. This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. The federal district courts of the United States are, to the fullest extent permitted by law, the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to consent to the personal jurisdiction of the Delaware courts in any proceeding brought to enforce these provisions and to service of process upon such person’s or entity’s counsel in any action brought in violation of them.

These forum selection provisions may impose additional costs on stockholders if they elect to pursue certain litigation against us, particularly if the stockholders do not reside in or near the State of Delaware, and limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees (although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder). While Delaware courts have determined that forum selection provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the forum selection provisions contained in our amended and restated bylaws are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find the forum selection provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

Corporate Opportunities

Our amended and restated certificate of incorporation provides that to the fullest extent permitted by applicable law, we renounce any interest or expectancy in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of our officers, directors, agents, stockholders, members, partners and affiliates (other than us) (each, a “Specified Party”), even if the opportunity is one that we might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. No Specified Party has any duty to communicate or offer such business opportunities to us, and, to the fullest extent permitted by applicable law, no Specified Party will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Specified Party pursues or acquires such business opportunity, directs it to another person or fails to present it, or information regarding it, to us. Notwithstanding the foregoing, a Specified Party who is our director or officer and who is offered a business opportunity in his or her capacity as our director or officer (a “Directed Opportunity”) is obligated to communicate such Directed Opportunity to us, provided, however, that all of the protections under Article 10 of our amended and restated certificate of incorporation otherwise apply to the Specified Parties with respect to such Directed Opportunity, including, without limitation, the ability of the Specified Parties to pursue or acquire such Directed Opportunity or to direct such Directed Opportunity to another person.

Delaware Business Combination Statute

We are subject to Section 203 of the DGCL, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

●	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

●	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors, if such extraordinary transaction is approved or not opposed by a majority of the directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. Section 203 also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

Anti-Takeover Effects of Some Provisions

Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

●	acquisition of control of us by means of a proxy contest or otherwise, or

●	removal of our incumbent officers and directors.

These provisions, as well as our ability to issue preferred stock without stockholder approval, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Further, our stockholders agreement with Bradley Burnam and BEB Holdings, LLC (together with their permitted transferees, the “Holders”) provides that, until the Substantial Ownership Requirement, which is defined in our stockholders agreement as requiring the beneficial ownership (as determined under Rules 13d-3 and 13d-5 under the Exchange Act) by the Holders collectively of at least 10% of our issued and outstanding common stock, is no longer met, the Holders’ consent is required, in addition to any other approvals required by law, before we may consummate any transaction or series of related transactions resulting in the merger, consolidation or sale of all, or substantially all, of our assets and those of our subsidiaries, any dissolution, liquidation, or reorganization (including a bankruptcy filing) or any acquisition of any asset for consideration in excess of 20% of our consolidated total assets. For so long as the stockholders agreement is in effect, its provisions are incorporated by reference into our amended and restated certificate of incorporation and amended and restated bylaws. The stockholders agreement terminates automatically when the Substantial Ownership Requirement is no longer met. These consent rights could delay or prevent a change in control of us, even if such a transaction would benefit our other stockholders. See Item 13, “Certain Relationships and Related Transactions, and Director Independence,” in our most recent Annual Report on Form 10-K, which is incorporated herein by reference, for more information on our stockholders agreement.

Share Purchase Agreement

On August 29, 2025, we entered into the GEM Purchase Agreement, which was further amended by a side letter dated as of September 24, 2025, pursuant to which GEM has committed to purchase up to $85.0 million of our common stock at our sole discretion, subject to certain limitations and conditions set forth in the GEM Purchase Agreement. In addition, we entered into the GEM Rights Agreement with GEM, pursuant to which we have filed the registration statement of which this prospectus forms a part in order to register the resale by GEM of up to 6,621,190 shares of common stock pursuant to the GEM Agreements. See “Committed Equity Financing” for more information regarding the GEM Agreements.

Listing

Our common stock is listed on Nasdaq under the symbol “TTRX.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Odyssey Transfer and Trust Company.

COMMITTED EQUITY FINANCING

On August 29, 2025, we entered into the GEM Purchase Agreement with GEM, which was further amended by a side letter dated as of September 24, 2025. Pursuant to and subject to the conditions set forth in the GEM Purchase Agreement, beginning on October 29, 2025, we have the right from time to time at our option to direct GEM to purchase shares of our common stock, up to a maximum aggregate purchase price of $85.0 million (the “aggregate limit”). Sales of shares of our common stock to GEM under the GEM Purchase Agreement, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our common stock and determinations by us regarding the use of proceeds from any such sales. The net proceeds from any sales under the GEM Purchase Agreement will depend on the frequency with, and prices at, which the shares are sold to GEM. To the extent we sell shares under the GEM Purchase Agreement, we currently plan to use any proceeds therefrom for working capital and general corporate purposes. See “Use of Proceeds.”

This equity line financing is available until the earlier of 36 months from the Listing Date (the “Investment Period”) and the date on which GEM has purchased shares of common stock equal to the full aggregate limit. A draw down is subject to limitations on the amount that is drawn and must comply with certain conditions precedent including the listing of our shares on a principal market (which includes Nasdaq), having the necessary number of shares that are issuable pursuant to the draw down registered under an effective registration statement, and other notice and timing requirements. Upon our valid exercise of a draw down, pursuant to delivery of a notice and in accordance with other conditions, GEM is required to pay, in cash, a per-share amount equal to 90% of the average daily closing price of our common stock during the draw down pricing period, which consists of the 15 consecutive trading days commencing on the first trading day that is designated on the draw down notice, provided that such purchase price shall not be less than $1.00 per share. In no event may our draw down requests exceed 300% (the “Draw Down Limit”) of the average daily trading volume for the 15 trading days immediately preceding the draw down exercise date. Notwithstanding the foregoing, we were eligible to issue an initial draw down notice to GEM for an amount not to exceed $10.0 million on the date that the registration statement registering the resale of shares by GEM initially became effective, without the application of the Draw Down Limit, provided that GEM had the right to subscribe for between 50% and 200% of the initial draw down amount. The notice for the initial $10.0 million could only be issued on the date that this resale registration statement was initially declared effective by the SEC. The pricing period for such initial draw down consisted of ten consecutive trading days commencing on the first trading day specified in the draw down notice. GEM had the right to shorten the pricing period at its sole discretion by providing us with notice, in writing, within six hours after the closing of trading of any securities on the date of the draw down notice or any trading day during the initial pricing period. On October 31, 2025, we issued the initial draw down notice for 1,235,200 shares of common stock to GEM, and the draw down pricing period was extended from 10 trading days to 30 trading days by mutual agreement between us and GEM. On the closing date of the initial draw down period, GEM accepted 1,235,200 shares at a price of approximately $3.29 per share, resulting in gross proceeds of approximately $4.07 million. On October 29, 2026, we issued another draw down notice (“2nd draw down”) for 272,642 shares of common stock to GEM with a draw down pricing window of 15 trading days and GEM advanced us approximately $2.72 million. The actual number of shares and the proceeds from the 2nd draw down will be finalized after the draw down pricing window ends. As of November 6, 2026, we have sold an aggregate of 1,235,200 shares of common stock to GEM under the GEM Purchase Agreement for aggregate gross proceeds of approximately $4.07 million, and approximately $75.0 million remains available under the aggregate limit.

In addition, we agreed to pay a commitment fee of 1% of the aggregate limit in cash or freely tradeable common stock (the “Commitment Fee”) as consideration for GEM’s irrevocable commitment to purchase shares of common stock at our election in our sole discretion, from time to time, upon the terms and subject to the satisfaction of the conditions set forth in the GEM Purchase Agreement. On October 29, 2025, the date the registration statement on Form S-1 registering the resale of such shares was declared effective, we issued GEM 161,905 shares of common stock, which is equal to the quotient of the Commitment Fee ($850,000) divided by $5.25, which was the lower of (A) the quotient of (i) our total equity value as set forth in the independent valuation report prepared by a third-party valuation agent and delivered to Nasdaq in connection with the Direct Listing (or, if such valuation report includes a range of our total equity value, the midpoint of such range), and (ii) the total number of shares of our outstanding common stock on a fully diluted basis outstanding as of the Listing Date without giving effect to the issuance of the GEM Warrant (such quotient, the “Reference Price”) and (B) the closing price of our common stock on Nasdaq on the business day immediately preceding such effective date (such shares, the “Commitment Fee Shares”).

The GEM Purchase Agreement includes certain negative covenants that limit our ability to enter into other financing arrangements during the Investment Period. Specifically, we are prohibited from entering into any agreement whose principal purpose is to secure an equity line similar to the structure provided under the GEM Purchase Agreement, and we must provide prompt notice to GEM of any “alternate transaction.” For purposes of the agreement, an alternate transaction broadly includes the issuance of common shares at a price below the then-current market price; the issuance of securities convertible into or exchangeable for common shares at a conversion or exercise price below market, including transactions using floating or adjustable pricing mechanisms; any at-the-market offering of common shares or convertible securities pursuant to Rule 415(a)(4) under the Securities Act; the adoption of any mechanism or adjustment that reduces the purchase or conversion price of securities below the current market price (other than customary adjustments for stock splits, dividends, recapitalizations, and similar events); and the issuance of options, warrants, subscription rights, or other convertible equity or debt securities, except for employee incentive stock options issued in the ordinary course of business.

Pursuant to the terms of the GEM Purchase Agreement, we are required to indemnify GEM for any losses it incurs as a result of a breach by us of our representations and warranties and covenants under the GEM Purchase Agreement or for any misstatement or omission of a material fact in a registration statement registering those shares pursuant to the GEM Purchase Agreement. Also, we have reimbursed GEM for legal or other costs and expenses of $50,000.

Concurrently with the GEM Purchase Agreement, we entered into the GEM Rights Agreement with GEM, pursuant to which we agreed to register the resale of all the shares that have been or may be issued to GEM, including the GEM Warrant Shares and the Commitment Fee Shares, and pursuant to which we have filed the registration statement of which this prospectus forms a part.

In accordance with the GEM Purchase Agreement, on the Listing Date, we issued GEM the GEM Warrant, a three-year warrant to purchase up to 1,192,207 shares of common stock, representing 4% of our fully diluted outstanding shares as of such date, at an exercise price of $5.03 per share. The issuance of the GEM Warrant was exempt from registration under Section 4(a)(2) of the Securities Act. The GEM Warrant contained weighted average anti-dilution protections designed to adjust the warrant exercise price if we issued additional shares at a price lower than the then-current exercise price, as well as a price-reset feature on the first anniversary of the Listing Date. On August 13, 2026, GEM exercised the GEM Warrant in full on a cashless basis pursuant to the terms of the GEM Warrant, and we issued the 579,664 GEM Warrant Shares to GEM. As a result, the GEM Warrant is no longer outstanding.

Additionally, under the terms of the GEM Purchase Agreement, GEM is not required to purchase, and we may not issue, any shares of common stock to GEM if, after giving effect to such purchase, GEM or any of its affiliates would beneficially own more than 9.99% of our issued and outstanding common stock as of the date of the proposed issuance. However, the GEM Purchase Agreement permits GEM to waive such limitation, in whole or in part, by providing us with at least 61 days’ prior written notice (a “Waiver Notice”). If such a waiver is provided, the ownership cap would not apply to the shares identified in the Waiver Notice until GEM notifies us in writing that it is revoking the waiver.

SELLING STOCKHOLDERS

This prospectus relates to the offer and resale from time to time of up to an aggregate of 25,362,950 shares of our common stock by the Selling Stockholders, consisting of: (i) up to 17,868,760 shares of common stock by certain Selling Stockholders, all of which were originally registered on Registration Statement I; (ii) up to 6,621,190 shares of common stock by GEM, all of which were originally registered on Registration Statement II; and (iii) up to 873,000 additional shares of common stock by certain Selling Stockholders, which are being registered hereby for the first time.

The Selling Stockholders may from time to time offer and sell any or all of the shares of common stock set forth in the table below pursuant to this prospectus. When we refer to the “Selling Stockholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Stockholders’ interest in the shares of common stock after the date of this prospectus.

The shares of common stock offered by GEM consist of: (i) shares of common stock issuable to GEM from time to time under the GEM Purchase Agreement at our sole discretion, with an aggregate purchase price of up to $85.0 million, subject to the delivery of draw down notices and the satisfaction of specified conditions; (ii) the 161,905 Commitment Fee Shares that we issued to GEM on October 29, 2025 as consideration for its irrevocable commitment to purchase shares of common stock at our election under the GEM Purchase Agreement; and (iii) the 579,664 GEM Warrant Shares that we issued to GEM on August 13, 2026 upon the cashless exercise in full of the GEM Warrant. The shares of common stock offered by GEM have been or will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. For additional information regarding the issuance of these shares, see “Committed Equity Financing.”

The Selling Stockholders may sell all, some or none of the shares of common stock covered by this prospectus, as and to the extent they may determine, and we will have no input as to whether or when any Selling Stockholder elects to sell or the prices at which any such sales may occur. As a result, we cannot determine the number of shares that will be sold by the Selling Stockholders, or the amount or percentage of shares that will be held by the Selling Stockholders upon consummation of any particular sale. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, shares of common stock in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. See “Plan of Distribution.”

Except for the transactions contemplated by the GEM Agreements and as otherwise disclosed in this prospectus or the documents incorporated by reference into this prospectus, the Selling Stockholders have not had any position, office or other material relationship with us or any of our affiliates within the past three years. Our knowledge is based on information provided by the Selling Stockholders in selling stockholder questionnaires in connection with the filing of this prospectus.

The table below lists the Selling Stockholders and information regarding the ownership of the shares of common stock held by each Selling Stockholder. The number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a Selling Stockholder has sole or shared voting power or investment power and also any shares which that Selling Stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock options or warrants. The number of shares beneficially owned also assumes that (1) GEM has received the maximum number of shares of common stock issuable under the GEM Purchase Agreement without regard to any limitations set forth therein; (2) each Selling Stockholder sells all of the shares being offered by it in this prospectus; (3) each Selling Stockholder does not dispose of any security of the Company other than the shares being offered in this prospectus; and (4) each Selling Stockholder does not acquire any additional securities of the Company.

Under the terms of the GEM Purchase Agreement, GEM is not obligated to purchase, and we may not issue, any shares of common stock to the extent GEM or any of its affiliates would beneficially own more than 9.99% of our outstanding common stock as of the date of such proposed issuance, unless GEM has waived such limitation. The number of shares in the table below does not reflect this limitation.

Information about the Selling Stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement of which this prospectus forms a part or a supplement to this prospectus, to the extent required by law.

	Common Stock Before the Offering		Maximum Shares	Common Stock After the Offering
Name of Selling Stockholder	Number	Percent	Sold	Number	Percent
Andrew Gengos (1)	508,934	1.66%	508,934	-	-%
BEB Holdings, LLC (2)	15,116,260	49.44%	15,116,260	-	-%
Clear Street LLC (3)	54,466	*	54,466	-	-
Dr. Neil Ghodadra (4)	1,000,000	3.27%	1,000,000	-	-
Arthur Golden (5)	300,000	*	300,000	-	-
Bradley E. Burnam 2026 Irrevocable Trust FBO Gabriella G. Burnam (6)	300,000	*	300,000	-	-
Bradley E. Burnam 2026 Irrevocable Trust FBO Luca M. Burnam (7)	300,000	*	300,000	-	-
Certain other registered stockholders that acquired warrants to purchase common stock in July 2022 (8)	40,124	*	40,124	-	-
Certain other registered stockholders that purchased shares of common stock in our Regulation CF offering on or after October 1, 2024 (9)	248,976	*	248,976	-	-
Certain other registered stockholders that purchased shares of common stock in our Regulation D offering on or after August 14, 2026 (10)	165,000	*	165,000	-	-
ANC Carlson Family LP (11)	354,000	1.16%	354,000	-	-
YJA Investment Family LP (12)	354,000	1.16%	354,000	-	-
GEM Global Yield LLC SCS(13)(14)	1,597,959	5.23%	6,621,190	-	-
Total	20,339,719	66.53%	25,362,950	-	-%

*	Represents less than one percent (1%).

(1)	Represents 508,934 shares underlying stock options to purchase common stock that are exercisable within 60 days of March 30, 2026. Andrew Gengos has served as a director since January 2020.
(2)	Bradley Burnam is the sole member of BEB Holdings, LLC, and therefore has sole voting and dispositive power with regard to the shares held by BEB Holdings, LLC. Bradley Burnam has served as our Chief Executive Officer and as a director since October 2018.
(3)	Clear Street LLC, a Delaware limited liability company (“CS LLC”), is wholly owned by Clear Street Holdings LLC, a Delaware limited liability company (“CSH LLC”). CSH LLC is wholly owned by Clear Street Group Inc., a Delaware corporation (“CSG Inc.”). A majority of the voting power of CSG Inc. is held by Clear Street Holdings USVI Inc., a U.S. Virgin Islands corporation (“CSH USVI”). Accordingly, CSH LLC, CSG Inc. and CSH USVI may be deemed to beneficially own the shares held by CS LLC. CSH LLC, CSG Inc. and CSH USVI disclaim beneficial ownership of the reported securities except to the extent of any pecuniary interest therein. The business address of Clear Street LLC is 150 Greenwich Street, 45th Floor, New York, NY 10007. CS LLC served as our financial advisor to advise and assist us with respect to certain matters relating to the Direct Listing.
(4)	Represents 1,000,000 shares underlying stock options to purchase common stock that are exercisable within 60 days of March 30, 2026. Dr. Neil Ghodadra has served as our Chief Medical Officer and a Director since October 2018.

(5)	Represents 300,000 shares of common stock that were gifted to Arthur Golden by BEB Holdings, LLC in April 2026. Arthur Golden has served as a director since September 2025.
(6)	Represents 300,000 shares of common stock that were gifted to Bradley E. Burnam 2026 Irrevocable Trust FBO Gabriella G. Burnam, the sole beneficiary of which is Mr. Burnam’s daughter.
(7)	Represents 300,000 shares of common stock that were gifted to Bradley E. Burnam 2026 Irrevocable Trust FBO Luca M. Burnam, the sole beneficiary of which is Mr. Burnam’s son.
(8)	Consists of stockholders not otherwise listed in this table who collectively own less than 1% of our common stock, and represents 40,124 shares issuable upon exercise of warrants that the Company issued to an investment firm in July 2022, which has since ceased operations.
(9)	Consists of stockholders not otherwise listed in this table who collectively own less than 1% of our common stock.
(10)	Consists of stockholders not otherwise listed in this table who collectively own less than 1% of our common stock. Included in these stockholders is Mr. Joshua Burnam, brother of our CEO and Director, Mr. Bradley Burnam who acquired 8,500 shares in the August 2026 Reg-D offering.
(11)	Abraham Chesed and Natalie Chesed are the managing members of the ANC Carlson Family LP and have joint voting and dispositive power over the shares beneficially owned by ANC Carlson Family LP. Abraham Chesed was our director from October 2018 to September 2025, and resigned from the board of directors on September 11, 2025. The business address of the stockholder is 25200 Prado Del Grandioso, Calabasas, CA 91302.
(12)	Yehuda Avganim is the sole general partner of the YJA Investment Family LP and has sole voting and dispositive power over the shares beneficially owned by YJA Investment Family LP. The business address of the stockholder is 17137 Rancho Street, Encino, CA 91316.
(13)	GEM Global Yield LLC SCS’s principal business address is 12C, rue Guillaume J. Kroll, L-1882 Luxembourg. Consists of 1,597,959 shares of common stock, including (i) the 579,664 GEM Warrant Shares issued to GEM on August 13, 2026 upon the cashless exercise in full of the GEM Warrant, (ii) the 161,905 Commitment Fee Shares issued on October 29, 2025 and (iii) 856,390 of the 1,235,200 shares issued to GEM pursuant to the initial draw down notice under the GEM Purchase Agreement, which remain held by GEM. Maximum Shares Sold consists of (i) the 1,597,959 shares of common stock described in the preceding sentence and (ii) 5,023,231 shares of common stock issuable pursuant to the GEM Purchase Agreement that are registered under this prospectus. The market prices of shares of our common stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase prices to be paid by GEM for our shares of common stock that we direct GEM to purchase under the GEM Purchase Agreement also may fluctuate significantly based on the market price of our common stock.
(14)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that the Selling Stockholders may be required to purchase under the GEM Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the GEM Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholders’ control, including the registration statement becoming and remaining effective. Furthermore, the purchases of shares are subject to certain agreed upon maximum amount limitations set forth in the GEM Purchase Agreement. Also, the GEM Purchase Agreement prohibits us from issuing and selling any shares to the Selling Stockholders to the extent such shares, when aggregated with all other shares then beneficially owned by GEM, would cause GEM’s beneficial ownership of our shares to exceed 9.99% of our issued and outstanding common stock as of the date of the proposed issuance. The shares of common stock held by GEM Yield and included in the table above may, from time to time, be transferred to and held by GEM Yield Bahamas Limited, and, accordingly, GEM Yield Bahamas Limited is also a Selling Stockholder. GEM Yield Bahamas Limited’s principal business address is 3 Bayside Executive Park, West Bay Street & Blake Road, P.O. Box N-4875, Nassau, Bahamas.

PLAN OF DISTRIBUTION

The Selling Stockholders, or their pledgees, donees (including charitable organizations), transferees or other successors-in-interest, may from time to time, sell any or all of the shares of common stock offered by this prospectus either directly or through broker-dealers or agents or on any exchange on which the shares of common stock may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The Selling Stockholders may use any one or more of the following methods when selling shares of our common stock:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	any exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	distributions to their members, partners or stockholders;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares of common stock at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of the shares of common stock under this prospectus, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of any agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority Rule 2121 (“Rule 2121”), and, in the case of a principal transaction a markup or markdown in compliance with Rule 2121.

In connection with sales of the common stock under this prospectus or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also loan or pledge the common stock to broker-dealers that in turn may sell them. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them, and the pledgees or secured parties will, upon foreclosure in the event of default, be deemed to be Selling Stockholders. As and when a Selling Stockholder takes such actions, the number of securities offered under this prospectus on behalf of such Selling Stockholder will decrease. The Selling Stockholders may also transfer and donate the common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

GEM is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, and the other Selling Stockholders and any broker-dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. As consideration for its irrevocable commitment to purchase shares of our common stock at our election under the GEM Purchase Agreement, on October 29, 2025, we issued GEM the 161,905 Commitment Fee Shares. In addition, pursuant to the GEM Purchase Agreement, we issued GEM the GEM Warrant on the Listing Date, which GEM exercised in full on a cashless basis on August 13, 2026, and we issued the 579,664 GEM Warrant Shares to GEM. Further, we have reimbursed GEM for $50,000 of the fees and disbursements of its counsel in connection with the transactions contemplated by the GEM Purchase Agreement.

A Selling Stockholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus.

Under the securities laws of some states, the common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We have agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities in connection with the offering of the shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Stockholders have agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of any of the common stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We will not receive any of the proceeds from the sale of shares by the Selling Stockholders. There can be no assurances that the Selling Stockholders will sell any or all of the securities offered under this prospectus.

The Selling Stockholders will pay all selling commissions, underwriting discounts, other broker-dealer fees, finder’s fees and stock transfer taxes applicable to the common stock offered hereby. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, word processing, printing and copying expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and all independent public accountants and other persons retained by the Company.

Once sold under the registration statement, of which this prospectus forms a part, the common stock offered hereby will be freely tradable in the hands of persons other than our affiliates.

We know of no existing arrangements between any Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus.

LEGAL MATTERS

Nelson Mullins Riley & Scarborough LLP, Raleigh, North Carolina, will pass upon the validity of the shares of our common stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of Turn Therapeutics Inc. and its subsidiaries as of December 31, 2025 and 2024, and for the two years ended December 31, 2025 and 2024 incorporated by reference in this prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report thereon (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated by reference in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the securities offered in this prospectus, reference is made to that registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website at https://turntherapeutics.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Because we are incorporating by reference future filings with the SEC, this prospectus and any applicable prospectus supplement are continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus and any applicable prospectus supplement. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus, any applicable prospectus supplement or in any document previously incorporated by reference have been modified or superseded. Our periodic reports are filed with the SEC under SEC File Number 001-42875.

We hereby incorporate by reference the following documents:

●	our Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 31, 2026;

●	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2026, June 30, 2026 and September 30, 2026, filed on May 11, 2026, August 12, 2026 and November 9, 2026, respectively;

●	our Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on January 7, 2026, March 24, 2026 and August 18, 2026; and

●	the description of our common stock contained in our Registration Statement on Form 8-A/A filed with the SEC on October 7, 2025, including any amendments or reports filed with the SEC for the purpose of updating such description.

In addition, all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, and (ii) after the date of this prospectus and prior to the termination or completion of the offering of the securities covered by this prospectus, shall be deemed to be incorporated by reference into this prospectus.

Unless specifically stated to the contrary, none of the information that we may furnish to the SEC under Items 2.02 and 7.01 of any Current Report on Form 8-K, including any related exhibits under Item 9.01, will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide each person to whom a prospectus is delivered a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may request a copy of these filings (other than an exhibit to any filing unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

Investor Relations

Turn Therapeutics Inc.

250 N. Westlake Blvd, STE 210

Westlake Village, California 91362

(818) 564-4011

investors@turntherapeutics.com

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The expenses relating to the registration of the securities will be borne by the registrant. The following expenses, with the exception of the SEC registration fee, are estimates:

SEC registration fee	$752.00
Legal fees and expenses	45,000.00
Accounting fees and expenses	10,000.00
Printing and engraving costs	7,500.00
Transfer agent and registrar fees and expenses	2,500.00
Miscellaneous	9,248.00
Total	$75,000.00

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings (other than an action by or in the right of the corporation) in which such person is made or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the registrant or serving at the registrant’s request in such capacity for another enterprise, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In an action by or in the right of the corporation, indemnification is limited to expenses (including attorneys’ fees), and no indemnification may be made for any claim as to which such person is adjudged liable to the corporation unless and only to the extent a court determines that such person is fairly and reasonably entitled to indemnity. To the extent a present or former director or officer is successful on the merits or otherwise in the defense of any such action, the corporation must indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for indemnification by the registrant of its directors and officers, including the advancement of expenses, to the fullest extent permitted by applicable law. The registrant has entered into indemnification agreements with each of its directors and executive officers to provide these persons additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s amended and restated certificate of incorporation and amended and restated bylaws and to provide additional procedural protections.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a director under Section 174 of the DGCL (relating to unlawful payments of dividends or unlawful stock purchases or redemptions), (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) for an officer in any action by or in the right of the corporation. The registrant’s amended and restated certificate of incorporation provides for such limitation of liability.

The registrant maintains standard policies of insurance under which coverage is provided (i) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (ii) to the registrant with respect to payments which may be made by the registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16. Exhibits

Exhibit No.	Description
4.1	Description of Securities (incorporated by reference to Exhibit 4.2 to our Annual Report on Form 10-K filed with the SEC on March 31, 2026 (File No. 001-42875))
4.2	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on October 2, 2025 (File No. 001-42875))
4.3	Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed with the SEC on October 2, 2025 (File No. 001-42875))
5.1*	Opinion of Nelson Mullins Riley & Scarborough LLP
23.1*	Consent of WithumSmith+Brown, PC
23.2*	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page of this registration statement)
107*	Filing Fees

*	Filed herewith.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, California on November 9, 2026.

TURN THERAPEUTICS INC.

By:	/s/ Bradley Burnam
Name:	Bradley Burnam
Title:	Chief Executive Officer and Chairman (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Bradley Burnam, the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bradley Burnam	Chief Executive Officer and Chairman	November 9, 2026
Bradley Burnam	(Principal Executive Officer)

/s/ Zuraiz Chaudhary	Interim Chief Financial Officer	November 9, 2026
Zuraiz Chaudhary	(Principal Financial and Accounting Officer)

/s/ Andrew Gengos	Director	November 9, 2026
Andrew Gengos

/s/ Dr. Neil Ghodadra	Director	November 9, 2026
Dr. Neil Ghodadra

/s/ Dr. Kent Kester	Director	November 9, 2026
Dr. Kent Kester

/s/ Arthur F. Golden	Director	November 9, 2026
Arthur F. Golden

/s/ Martin Dewhurst	Director	November 9, 2026
Martin Dewhurst

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